Exhibit 99.1

Appvion Reports Third Quarter 2015 Results

APPLETON, Wis., Nov. 9, 2015 /PRNewswire/ -- Appvion's third quarter 2015 net sales of $180.6 million decreased $7.3 million compared to third quarter 2014. Thermal papers net sales of $99.4 million were $2.0 million lower than third quarter 2014; however they were $16.4 million higher than second quarter 2015. Carbonless papers net sales of $81.2 million were $5.3 million lower than prior year.

Appvion reported third quarter 2015 operating income of $4.2 million compared to a $14.7 million loss incurred during third quarter 2014, which included a $24.0 million charge related to the Fox River Funding Agreement. Current quarter operating income was negatively impacted by unfavorable product pricing and mix, largely in the thermal business. Those factors were partially offset by a $1.2 million reduction in manufacturing costs, a favorable $2.5 million mark-to-market adjustment related to the Company's retiree benefit plans and a $2.0 million reduction in selling, general and administrative (SG&A) expenses as a result of lower compensation and pension expenses.

Appvion's net sales for the first nine months of 2015 were $530.6 million compared to $579.9 million during the same time period of 2014. Appvion reported operating income of $7.0 million for the first nine months of 2015 compared to operating income of $3.3 million for the same period last year. Year-to-date results benefitted from improved manufacturing operations and lower SG&A spending. Those improvements were offset by unfavorable pricing, lower shipment volumes and extended downtime costs. In addition, 2014 results included a $24.0 million charge related to the Fox River Funding Agreement.

Appvion sells its Encapsys division
On August 3, Appvion completed the sale of its Encapsys division to an affiliate of Sherman Capital Holdings LLC for $208 million. Total working capital adjustments and expenses of the sale were approximately $7.5 million. The estimated carrying value of the net assets sold was $11.6 million. Therefore, Appvion's third quarter financial results include a gain of $188.9 million. Conditions of the sale include a long-term supply agreement whereby Encapsys will continue to produce and sell microcapsules to Appvion that Appvion uses to produce its carbonless paper.

Third quarter 2015 overview
Kevin Gilligan, Appvion's chief executive officer, said that comparisons of the Company's third quarter and year-to-date performances to the respective periods of last year reflect the continued negative impact that lower than average selling prices for thermal papers have had on Company results. However, results for third quarter 2015, compared to second quarter 2015, reveal the positive impact of key account gains for Appvion and certain competitors retreating from the U.S. market.

Net sales declined 3.9% and 8.5% respectively compared to third quarter 2014 and the first nine months of 2014. Year-to-date, downward price pressure on thermal receipt paper accounted for a $19.4 million decline in sales compared to the same period in 2014. The continued strength of the U.S. dollar against foreign currencies had a $4.2 million negative impact on Company sales compared to the first three quarters of 2014.

Appvion's shipments volume for thermal products rose 23% on a sequential basis and 10% compared to third quarter 2014. Shipments of thermal receipt paper increased 54% compared to second quarter 2015 and 21% compared to third quarter 2014.

The negative impact on sales, from the strength of the U.S. dollar against foreign currencies, is greater for Appvion's tag, label and entertainment (TLE) products than for its thermal receipt paper due to the broader international markets Appvion serves with its TLE products. Despite currency exchange challenges, shipments of TLE products grew 4% on a sequential basis and 1% compared to third quarter 2014.

Gilligan said third quarter shipment volume for thermal products was a single quarter record for the Company. He added that the Company has benefited from improved market demand and increased market share.

Gilligan added that the Company's 5% to 7% price increase for thermal receipt paper, effective September 1, benefited third quarter volume and he expects the positive impact of this price increase on sales and margins will occur during the fourth quarter. Sales of thermal products rose 20% on a sequential basis, and were down 2% compared to third quarter 2014.

Net sales for the Company's carbonless segment declined 6.1% compared to third quarter 2014. Carbonless volume dropped approximately 8% primarily due to a 21% decline in international sales volume that was negatively impacted by currency exchange rates. Domestic carbonless volume dropped approximately 3%. The segment benefitted from an improved price and product mix of nearly $2 million compared to third quarter 2014 and continued volume growth from the Company's specialty paper products.

Gilligan noted that the Company's carbonless business continues to deliver stable financial performance from domestic volume that has been stronger than expected.

Company performance also benefitted from ongoing performance improvements from its manufacturing operations, as well as consistent reductions in SG&A expenses throughout the first three quarters of 2015. The combination of these efforts has provided over $20 million in year-to-date savings to help mitigate the negative impact of unfavorable price and product mix, and unplanned maintenance events.

The Company's focus on reducing working capital helped to lower inventories by $13.4 million in third quarter 2015. However, Gilligan said that while this reduction benefitted the Company's cash flow, it reduced earnings by $4.4 million for the quarter.

Third Quarter and Year-to-Date Business Unit Results (dollars in millions):

	Net Sales for the		Operating (Loss) Income for the
	Three Months Ended		Three Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014

Thermal Papers	$ 99.4	$ 101.4	$ (0.1)	$ 5.3
Carbonless Papers	81.2	86.5	6.7	7.0
Other (Unallocated)	--	--	(2.4)	(27.0)
	$ 180.6	$ 187.9	$ 4.2	$ (14.7)

	Net Sales for the		Operating (Loss) Income for the
	Nine Months Ended		Nine Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014

Thermal Papers	$ 277.0	$ 317.8	$ (6.7)	$ 15.0
Carbonless Papers	253.6	262.1	21.7	20.5
Other (Unallocated)	--	--	(8.0)	(32.2)
	$ 530.6	$ 579.9	$ 7.0	$ 3.3

Thermal Papers
Third quarter 2015 net sales of $99.4 million declined 2.0% compared to prior year net sales of $101.4 million. Current quarter shipments of POS receipt paper increased nearly 21% compared to the same period last year while shipments of TLE were over 1% higher than in third quarter 2014. Third quarter 2015 operating income was slightly less than break-even compared to $5.3 million in the same period last year. Though shipment volumes improved and added $3.0 million to the bottom-line, unfavorable pricing and product mix, as well as a strong U.S. dollar, reduced operating income by $12.5 million. Continued improvements in manufacturing performance and lower SG&A spending helped to offset these losses. Year-to-date net sales of $277.0 million were 12.8% lower than the same period last year, while operating income declined $21.7 million to a net loss of $6.7 million.

Carbonless Papers
Third quarter 2015 net sales totaled $81.2 million, a decrease of $5.3 million, or 6.1%, compared to the same period in 2014. Current quarter shipment volumes were approximately 8% lower than third quarter 2014. Third quarter 2015 operating income of $6.7 million was down slightly compared to operating income of $7.0 million reported for the third quarter of 2014. Lower shipment volumes resulted in a $3.8 million shortfall in operating income. These declines were partially offset by favorable product pricing and mix of $1.9 million and slightly lower SG&A. Through the first nine months of 2015, net sales of $253.6 million were 3.2% lower than the same period last year on volume that declined approximately 4%. Operating income increased from $20.5 million during the first nine of 2014 to $21.7 million for the same period in 2015. Year-to-date manufacturing operations were $5.7 million favorable compared to 2014. SG&A was lower by $2.0 million and pricing and product mix were favorable by $2.2 million. These improvements were nearly offset by a $5.1 million shortfall due to lower shipment volumes and increased maintenance downtime costs of $2.4 million compared to the first nine months of 2014.

Other (Unallocated)
Other (unallocated) includes unallocated corporate expenses. Third quarter 2015 expenditures of $2.4 million were significantly lower compared to the $27.0 million unallocated expenses recorded during third quarter 2014. Year-to-date 2015 unallocated expenses of $8.0 million compared favorably to $32.2 million of expense during the same period last year. Both prior year periods included a $24.0 million charge related to the Fox River Funding Agreement.

Balance Sheet
At the end of third quarter 2015, the Company held unrestricted cash of $2.3 million compared to a cash balance of $2.7 million at year-end 2014. Net debt was $411.0 million compared to $589.5 million at year-end 2014. During the current quarter, the Company repaid $170.0 million on its first lien term loan using proceeds from the sale of its Encapsys business. The Company also made a payment of $7.5 million which was the third installment under the Fox River Funding Agreement.

Outlook
Gilligan said the Company expects strong demand for its thermal receipt paper and TLE grades throughout the fourth quarter. Increased volume will also help the Company realize the full sales impact of the September 1 price increase. Appvion recently announced an additional 4% to 6% price increase for its thermal receipt paper products effective January 1.

Gilligan expects the Company's carbonless segment to continue to benefit from sales of an expanding portfolio of specialty paper products that includes its kaBoom!™ brand of colored papers, Triumph™ brand of inkjet papers and an array of contract manufacturing services.

The Company expects to sustain the performance improvements from manufacturing operations and SG&A reductions that have combined to deliver over $20 million in savings during the first nine months of 2015.

Earnings release conference call
Appvion will host a conference call to discuss its third quarter 2015 results on Tuesday, November 10, 2015, at 11:00 a.m. ET. The call will be broadcast live over the Internet. A webcast link and presentation slides will be available in the investor section/events & presentations of the Appvion website at www.appvion.com. The broadcast will also be archived on that same page of the Company website.

About Appvion
Appvion creates product solutions through its development and use of coating formulations and applications. The Company produces thermal, carbonless, security, inkjet, digital specialty and colored papers. Appvion, headquartered in Appleton, Wisconsin, has manufacturing operations in Wisconsin, Ohio and Pennsylvania, employs approximately 1,400 people and is 100 percent employee-owned. For more information, visit www.appvion.com.

Notice regarding forward-looking statements
This news release contains forward-looking statements. The words "will," "may," "should," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," "seeks" or similar expressions are intended to identify forward-looking statements. All statements in this news release, other than statements of historical fact, including statements which address Appvion's strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appvion expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside the Company's control that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under "Item 1A - Risk Factors" in the Annual Report on Form 10-K. Many of these factors are beyond Appvion's ability to control or predict. Given these uncertainties, you should not place undue reliance on the forward-looking statements. Appvion disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Non-GAAP Information
Appvion is providing Adjusted EBITDA information, which is defined as net income (loss) of Appvion determined in accordance with all applicable and effective U.S. GAAP, before interest income or expense, income taxes, depreciation, amortization, certain income and expenses and noncash items for the applicable period, as a complement to GAAP results. Adjusted EBITDA is a measure commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. Adjusted EBITDA is not considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing Appvion's financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income (loss), cash flows provided by or used in operating, investing, or financing activities or other financial statement data presented in Appvion's consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in an accompanying table. Since Adjusted EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, Adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Table 1

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Three Months Ended	For the Three Months Ended
	October 4, 2015	September 28, 2014

Net sales	$ 180.6	$ 187.9
Cost of sales	147.7	147.8

Gross profit	32.9	40.1

Selling, general and administrative expenses	28.7	30.8
Fox River Funding Agreement	--	24.0

Operating income (loss)	4.2	(14.7)

Other expense
Interest expense, net	11.1	11.9
Debt modification expense	3.6	--
Foreign exchange loss	0.2	1.1
Other expense	0.3	0.3
Loss from continuing operations before income taxes	(11.0)	(28.0)
Provision for income taxes	--	0.1

Loss from continuing operations	(11.0)	(28.1)

Discontinued operations
Income from discontinued operations	3.0	4.9
Gain on sale	188.9	--
Income from discontinued operations	191.9	4.9

Net income (loss)	$ 180.9	$ (23.2)

Other Financial Data:
Depreciation and amortization	$ 7.1	$ 6.7

Table 2

Appvion, Inc. Consolidated Statements of Operations (dollars in millions) (unaudited)

	For the Nine Months Ended	For the Nine Months Ended
	October 4, 2015	September 28, 2014

Net sales	$ 530.6	$ 579.9
Cost of sales	438.1	459.4

Gross profit	92.5	120.5

Selling, general and administrative expenses	85.5	93.2
Fox River Funding Agreement	--	24.0

Operating income	7.0	3.3

Other expense
Interest expense, net	36.4	36.1
Debt modification expense	3.6	--
Foreign exchange loss	1.4	1.2
Other expense	0.8	0.4

Loss from continuing operations before income taxes	(35.2)	(34.4)
Provision for income taxes	0.2	0.1

Loss from continuing operations	(35.4)	(34.5)

Discontinued operations
Income from discontinued operations	11.8	12.2
Gain on sale	188.9	--
Income from discontinued operations	200.7	12.2

Net income (loss)	$ 165.3	$ (22.3)

Other Financial Data:
Depreciation and amortization	$ 20.6	$ 20.2

Table 3

Appvion, Inc.
Condensed Consolidated Balance Sheets
(dollars in millions) (unaudited)

	October 4, 2015	January 3, 2015

Cash and cash equivalents	$ 2.3	$ 2.7
Restricted cash	4.2	--
Accounts receivable	42.9	48.8
Inventories	79.5	92.9
Other current assets	3.6	6.8
Assets of discontinued operations	--	2.4
Total current assets	132.5	153.6

Property, plant and equipment, net	216.5	223.5

Other long-term assets	58.9	59.2
Assets of discontinued operations	--	13.0

Total assets	$ 407.9	$ 449.3

Accounts payable	$ 48.0	$ 55.6
Other current liabilities	57.3	65.4
Liabilities of discontinued operations	--	3.4
Total current liabilities	105.3	124.4

Long-term debt	416.1	587.4

Other long-term liabilities	159.4	166.9
Liabilities of discontinued operations	--	1.5
Total equity	(272.9)	(430.9)

Total liabilities & equity	$ 407.9	$ 449.3

Table 4

Appvion, Inc. Adjusted EBITDA (dollars in millions) (unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	October 4, 2015	September 28, 2014	October 4, 2015	September 28, 2014

Net income (loss)	$ 180.9	$ (23.2)	$ 165.3	$ (22.3)
Income from discontinued operations	(191.9)	(4.9)	(200.7)	(12.2)

Loss from continuing operations	(11.0)	(28.1)	(35.4)	(34.5)

Add:
Interest expense	11.1	11.9	36.4	36.1
Debt modification expense	3.6	--	3.6	--
Provision for income taxes	--	0.1	0.2	0.1
Depreciation	6.5	6.1	18.9	18.5
Amortization	0.6	0.6	1.7	1.7
Foreign exchange loss	0.2	1.1	1.4	1.2
Other expense	0.3	0.3	0.8	0.4

EBITDA	11.3	(8.0)	27.6	23.5

Fox River Funding Agreement	--	24.0	--	24.0
Mark-to-market accounting for retiree benefits expense	(2.6)	1.5	(1.1)	(1.2)
Severance	2.2	--	2.8	--
Fox River, ITC & other legal fees	--	0.8	--	2.4
ESOP contributions and issuances	0.4	0.5	2.5	3.0

Adjusted EBITDA	$ 11.3	$ 18.8	$ 31.8	$ 51.7

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CONTACT: Bill Van Den Brandt, Senior Manager, Corporate Communications, 920-991-8613, bvandenbrandt@appvion.com